Exhibit 99.1

NEWS RELEASE

[Aeroflex Logo]

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:

Leonard Borow

President and Chief Operating Officer

(516) 694-6700

AEROFLEX INCORPORATED RECEIVES NEW CONDITIONAL ACQUISITION PROPOSAL; GENERAL ATLANTIC AND FRANCISCO PARTNERS MERGER AGREEMENT REMAINS IN PLACE

PLAINVIEW, NEW YORK, April 19, 2007 – Aeroflex Incorporated (Nasdaq: ARXX) announced today that it has received from Veritas Capital a non-binding proposal, subject to due diligence and other conditions, for a leveraged recapitalization of Aeroflex in which Aeroflex’s stockholders would receive a cash dividend of $14 per share and retain in the aggregate 21.2% of the fully diluted common equity in a significantly leveraged Aeroflex. Under the proposal, Veritas Capital and co-investors to be identified would acquire convertible preferred stock of Aeroflex, which on an as converted fully diluted basis would represent 78.8% of Aeroflex’s common stock, and the proceeds from the issuance of the convertible preferred stock and other proposed debt and equity financing would be used to fund payment of the cash dividend. The proposed transaction also contemplates various conditions to consummation of a definitive transaction, including approval by Aeroflex’s stockholders. Aeroflex said that there is no assurance that the proposal from Veritas Capital will result in a definitive proposal, a definitive agreement or a consummated transaction.

Aeroflex’s Board of Directors, after consultation with its outside counsel and independent financial advisors, has determined in good faith and in its reasonable judgment, in accordance with Aeroflex’s merger agreement with affiliates of General Atlantic and Francisco Partners, that the proposed leveraged recapitalization is a bona fide acquisition proposal that constitutes or could reasonably be expected to lead to a “superior proposal” (as that term is defined in the merger agreement) that is reasonably capable of being consummated and that accordingly Veritas Capital is an “excluded party” (as that term is defined in the merger agreement). Aeroflex intends to continue to have discussions and participate in negotiations with respect to the leveraged recapitalization proposal. In the opinion of Aeroflex, in the event that Aeroflex were to terminate the merger agreement to permit it to enter into a transaction agreement with Veritas Capital, it would be required to pay to an affiliate of General Atlantic and Francisco Partners up to $22.5 million as a break-up fee and reimbursement of expenses. General Atlantic and Francisco Partners have informed Aeroflex that they disagree with the conclusion of Aeroflex’s Board of Directors that the non-binding proposal results in Veritas Capital or any additional co-investors being deemed an excluded party. General Atlantic and Francisco Partners also have informed Aeroflex that they disagree with the Aeroflex Board’s determination that the non-binding proposal from Veritas Capital could reasonably be expected to lead to a superior proposal because, among other things, the equity financing necessary to complete the proposed transaction has not been fully committed. In the event that Veritas Capital is determined not to be an excluded party, the break-up fee and expense reimbursement payable to General Atlantic and Francisco Partners in the event that Aeroflex were to terminate the merger agreement to permit it to enter into a transaction agreement with Veritas Capital would instead be an amount up to $37.5 million.

Aeroflex stressed that the merger agreement with affiliates of General Atlantic and Francisco Partners remains in effect, does not contain any financing or due diligence conditions and that those affiliates would have the right under the merger agreement to be advised of the proposed terms of any alternative acquisition proposal and an opportunity to propose to Aeroflex improvements to the terms of the merger agreement before Aeroflex would be permitted to terminate the merger agreement to permit it to enter into a transaction agreement providing for an alternative acquisition proposal. Aeroflex’s Board of Directors has not changed its recommendation regarding the proposed merger with an affiliate of General Atlantic and Francisco Partners and expects to mail the proxy materials relating to the proposed merger by the end of next week for consideration at Aeroflex’s previously announced special meeting of stockholders scheduled for May 30, 2007.

About Aeroflex

Aeroflex Incorporated (Nasdaq: ARXX) is a global provider of high technology solutions to the aerospace, defense, cellular and broadband communications markets. The Company’s diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products. The Company’s common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the SAP Small Cap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company’s Web site: www.aeroflex.com.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the Aeroflex’s filings with the SEC. Specifically, Aeroflex makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in Aeroflex’s SEC reports or periodic reports, the proposed transaction mentioned in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Aeroflex and others related to the merger agreement; failure to obtain stockholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger.

Additional Information and Where to Find It

In connection with the proposed merger, Aeroflex will file a definitive proxy statement with the SEC. The definitive proxy statement and a form of proxy will be mailed to the stockholders of Aeroflex. BEFORE MAKING ANY VOTING DECISION, AEROFLEX’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Aeroflex’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Aeroflex’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, Aeroflex Incorporated, 35 South Service Road, P.O. Box 6022, Plainview, New York 11803, telephone: (516) 694-6700, or from Aeroflex’s website, http://www.aeroflex.com.

Participants in the Solicitation

Aeroflex and its directors and officers may be deemed to be participants in the solicitation of proxies from Aeroflex’s stockholders with respect to the merger. Information about Aeroflex’s directors and executive officers and their ownership of Aeroflex’s common stock is set forth in the proxy statement for Aeroflex’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on October 5, 2006. Stockholders may obtain additional information regarding the interests of Aeroflex and its directors and executive officers in the merger, which may be different than those of Aeroflex’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.